Exhibit 99.1
AFC Enterprises Announces Preliminary Third Quarter Earnings in Line With Consensus Expectations
Full Year EPS Guidance to be within Previously Announced Range
ATLANTA, Oct. 24 — AFC Enterprises, Inc. (Nasdaq: AFCE), the franchisor and operator of Popeyes(R) restaurants, today announced preliminary earnings per share and operational results for its fiscal third quarter which ended October 5, 2008. The Company also announced that its Quarterly Report on Form 10-Q for the third quarter of 2008 will be filed on Wednesday, November 12, 2008, after market close. The Company will host a conference call on Thursday, November 13, 2008 at 9:00 A.M. Eastern Time to review operating results and provide an update on its new strategic plan announced earlier this year.
The Company estimates earnings per diluted share to be $0.16 for the third quarter of fiscal 2008 which is in line with consensus expectations, compared to $0.23 for the third quarter last year.
Total domestic same-store sales decreased 2.8 percent for the third quarter of fiscal 2008 compared to a decrease of 1.9 percent last year, and total global same-store sales decreased 1.9 percent compared to a decrease of 1.7 percent last year.
During the third quarter, the Popeyes system opened 28 new restaurants, including 12 units domestically and 16 units internationally, compared to 32 new restaurants last year. In the quarter, the Company had 24 permanent restaurant closures.
On a system-wide basis, Popeyes had 1,905 units operating at the end of the third quarter, compared to 1,881 units last year. Total unit count was comprised of 1,571 domestic units and 334 international units in 25 foreign countries and two territories. Of this total, 1,849 were franchised and 56 were company-operated restaurants.
Fiscal 2008 Guidance
The Company expects its full year earnings to be $0.75-$0.77 per diluted share which is in the range of the Company’s previous guidance.
The Company expects total domestic same-store sales for fiscal 2008 to be at the lower-end of previous guidance of negative 1.0 to 2.0 percent. Consistent with previous guidance, the Company expects global new openings to be 115-130 restaurants and net openings to be 5-15 restaurants.
The Company now expects general and administrative expenses as a percentage of system-wide sales to be approximately 3.3 percent compared to previous guidance of 3.0 to 3.1 percent. This increase in general and administrative expense reflects the Company’s investment of $2.3 million in national cable advertising and new menu board development. Additionally, a majority of Popeyes’ franchisees have joined with the Company and invested an additional 1% of their sales. This media plan is designed to drive trial of Popeyes’ new value, portable and lunch menu products. The shift to national cable has improved the impact of Popeyes’ media plans by two-and-a-half times. The Company’s investment is consistent with the new strategic plan announced earlier this year.
Cheryl Bachelder, AFC Chief Executive Officer, stated, “We are satisfied with our solid earnings performance in the third quarter, in light of the unprecedented economic challenges faced by our customers and the profitability pressures impacting our restaurant operators. We expect to meet our earnings guidance for the balance of the year, as we operate within the resilient Popeyes business model which continues to deliver stable and predictable cash flows. As we move into 2009, our goal is to remain tightly focused on the four strategic pillars of our plan to build the brand, run great restaurants, strengthen unit economics and align our people and resources to deliver results.”
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on November 13, 2008, to review the results of the third quarter of fiscal 2008. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Third Quarter 2008 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of October 5, 2008, Popeyes had 1,905 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC has a primary objective to offer investment opportunities in its Popeyes brand and provide exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include projections and expectations regarding same-store sales for fiscal 2008 and beyond, guidance for new openings and restaurant closures, and guidance regarding the Company’s anticipated 2008 performance and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our 2005 Credit Facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, adverse effects of regulatory actions arising in connection with the restatement of our previously issued financial statements, effects of increased gasoline prices, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2007 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.